77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Merrill Lynch U.S. High Yield Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

20,632,738

682,091

730,238

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Adviser and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

20,637,360

   688,299

 719,410

At an additional special meeting of all shareholders of Merrill Lynch U.S. High Yield Fund, Inc. also held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To approve an Agreement and Plan of Reorganization of ML US High Yield Fund into BlackRock High Yield Fund. With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

19,167,426

   732,618

       994,260